                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant /X/

     Filed by a Party other than the Registrant / /

     Check the appropriate box:

     / / Preliminary Proxy Statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement

     / / Definitive Additional Materials

     / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               POLK AUDIO, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

- --------------------------------------------------------------------------------

                               [POLK AUDIO LOGO]

          -------------------------------------------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             Monday, August 5, 1996

             ------------------------------------------------------


To the Stockholders of
POLK AUDIO, INC.:

     Notice is hereby given that the 1996 Annual Meeting of Stockholders (the "Meeting") for POLK AUDIO, INC. (the "Company") will be held at 9:00 a.m. local time on Monday, August 5, 1996 at the offices of Piper & Marbury L.L.P., 2nd Floor, 36 South Charles Street, Baltimore, Maryland 21201, for the following purposes:


          (1) To elect five (5) directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

          (2) To ratify and approve certain amendments to the 1986 Equity Participation Plan; and

          (3) To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

      The Board of Directors has fixed May 20, 1996 as the record date of the Meeting. Stockholders of record on the books of the Company at the close of business as of May 20, 1996 will be entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof.


                             By order of the Board of Directors


                             Matthew S. Polk, Jr., Secretary
Baltimore, MD
June 28, 1996




         IT IS IMPORTANT TO YOU AND THE COMPANY THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO READ THE ACCOMPANYING PROXY STATEMENT CAREFULLY AND THEN TO SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE. THE GIVING OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE AT THE MEETING IF SUCH PROXY IS REVOKED AS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

                                POLK AUDIO, INC.

                                PROXY STATEMENT

         This Proxy Statement, Notice of Annual Meeting of Stockholders, and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Polk Audio, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held on August 5, 1996 and at any adjournments or postponements thereof. Only stockholders of record at the close of business on May 20, 1996 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting. Management anticipates that the mailing to stockholders of these proxy materials and a copy of the Company's Annual Report to Stockholders for the fiscal year ended March 31, 1996 will occur on or about June 28, 1996.

         The Company's principal executive offices are located at 5601 Metro Drive, Baltimore, Maryland 21215, and its telephone number at such address is
(410) 358-3600.

         If the accompanying proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions specified thereon. In the absence of instructions to the contrary, such shares will be voted for all the nominees for election to the Board of Directors listed in this proxy statement and named in the accompanying proxy and in the best discretion of the proxy holders as to any other matters, including, but not limited to, the election of one or more persons to fill any vacancy that exists on the Board of Directors at the time of the Meeting or any adjournments or postponements thereof. Any stockholder executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice of revocation to the Secretary of the Company, or by executing another proxy dated as of a later date, or by voting in person at the Meeting.

         The only voting securities of the Company are shares of common stock, par value $0.01 per share (the "Common Stock"), each of which is entitled to one vote. At the Record Date, the Company had issued and outstanding 1,797,035 shares of Common Stock. The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Meeting shall constitute a quorum. Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock of the Company present or represented by proxy at the Meeting, with a quorum present. The affirmative vote of the holders of the majority of the shares of Common Stock present or represented by proxy at the Meeting is required for the approval of the amendments to the 1986 Equity Participation Plan and any other matter that may properly come before the Meeting. Abstentions and broker non-votes will not be considered to be votes cast for the foregoing purposes.




                             ELECTION OF DIRECTORS

         A Board of Directors consisting of five (5) members will be elected at the Meeting to hold office until the next Annual Meeting of Stockholders of the Company or until their successors are duly elected and qualified. The Board of Directors has unanimously approved the nominees named below, all of whom are current members of the Board of Directors. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the five nominees to the Board of Directors named below. Although the Board of Directors anticipates that all of the nominees will be available to serve as directors of the Company, should any one or more of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

The following table lists the names and ages of the nominees to the Board of Directors as of the Record Date and the year in which they were first elected directors of the Company. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE FOLLOWING NOMINEES:


                                                                                                Year First
                                                                                                  Elected
Name                                                              Age                            Director
- ----                                                              ---                           ---------
George M. Klopfer                                                 46                             1972
Matthew S. Polk, Jr.                                              46                             1972
Craig C. Georgi                                                   47                             1977
Wilbert H. Sirota                                                 58                             1986
Robert B. Barnhill, Jr.                                           52                             1992



Matthew S. Polk, Jr., a founder of the Company, has served as Chairman of the Board of Directors of the Company since its founding in June, 1972. In addition, he served as the Company's Treasurer from 1972 to 1983 and has been its Secretary from 1977 to the present. Mr. Polk has also served as Vice President - Engineering from 1981 to 1995. Mr. Polk graduated from The Johns Hopkins University in 1971 with an undergraduate degree in physics and has spent his entire working career with the Company.

George M. Klopfer, a founder of the Company, has been a Director of the Company since its founding in June, 1972. He has been the Company's Chief Executive Officer from 1984 to present. In addition, he served as the Company's President from 1972 through 1995, the Company's Secretary from 1972 to 1977 and the Company's Treasurer from 1984 to 1995. Mr. Klopfer graduated from The Johns Hopkins University in 1971 and has spent his entire working career with the Company.

Craig C. Georgi joined the Company as its first assembly worker in 1974. He became a Director in 1977 and Vice President - Manufacturing in 1981. Mr. Georgi has a Masters in Business Administration from Loyola College and has spent his entire working career with the Company.

Wilbert H. Sirota joined the law firm of Piper & Marbury L.L.P., Baltimore, Maryland, as a partner in June, 1992. Prior to that time, he had been a partner of the Baltimore law firm of Frank, Bernstein, Conaway & Goldman since 1966. Mr. Sirota holds an LLM in taxation from Georgetown University.

Robert B. Barnhill, Jr. has been President and Chief Executive Officer of TESSCO Technologies, Inc. since 1975. TESSCO is a technology supplier to the paging, cellular telephone and mobile communications industries. Mr. Barnhill holds a Bachelor of Science degree in Electrical Engineering from Cornell University and a Masters in Business Administration from the Wharton School of Business at the University of Pennsylvania. Mr. Barnhill is also a member of the Board of Directors of Provident Bankshares Corporation, a Maryland-based bank holding company.



Executive Officers. The following information is provided regarding James M. Herd, the President of the Company, Gary B. Davis, the Treasurer and Chief Financial Officer of the Company, Peter D. Gaskarth, Vice President of Home Entertainment Products, Robert E. Limbaugh, Vice President of Automotive Products, Thomas C. Roddam, Vice President of Eosone Home Products, and Keith
A. Ballard, Vice President of Marketing. These are the only executive officers of the Company who are not also Directors.

James M. Herd, age 47 and President since early, 1996, joined the Company in December, 1991 and served as Vice President of Sales and Marketing from 1991 through 1995. Mr. Herd was employed at Bose Corporation, a manufacturer of stereo loudspeaker systems, as Director of North American Sales prior to his employment at the Company. Mr. Herd's career at Bose Corporation spanned 15 years where he held various sales and management positions.

Gary B. Davis, age 36, Treasurer and Chief Financial Officer, has been with the Company since 1983. Mr. Davis was employed with Heine & Hermann, P.A. CPAs prior to his employment at the Company and attained his C.P.A. in 1982. Mr. Davis graduated from Westminster College in 1981 with an undergraduate degree in Business and Accounting.

Peter D. Gaskarth, age 51, Vice President of Polk Home Entertainment Products, has been with the Company since 1992. Mr. Gaskarth was employed at AGI (Electronics) Ltd. where he acted as Chief Executive Officer for ten years. Mr. Gaskarth graduated from Bradford University in the U.K. in 1968.

Robert E. Limbaugh, age 41, Vice President of Polk Automotive Products, joined the Company in May, 1993. Mr. Limbaugh has been involved in the consumer electronics industry since 1973, most recently employed as U.S. National Sales Manager for seven years at Linear Power, Inc., a manufacturer of automotive amplifiers.

Thomas C. Roddam, age 42, Vice President of Eosone Home Products, joined the Company in September, 1994. Prior to joining the Company, Mr. Roddam had been in the consumer electronics industry for seventeen years and most recently served as Western Regional Manager for the Bose Corporation.

Keith A. Ballard, age 46, Vice President of Marketing, joined the Company in February, 1985. Mr. Ballard has been involved in the advertising and design industry for the past twenty three years. Mr. Ballard graduated from North Carolina State University in 1973 with a dual undergraduate degree in Industrial and Visual Design.





                 INFORMATION CONCERNING THE BOARD OF DIRECTORS


Directors' Compensation. Employee directors receive no additional compensation for service on the Board of Directors or any of its committees. Directors who are not also employees of the Company are paid a fee of $1,000 per month, regardless of the number of meetings attended.


Board and Committee Meetings. The Audit Committee of the Board, consisting of Messrs. Sirota and Barnhill, meets with the Company's independent public accountants to review the scope of audit coverage and to review the results of the accountants' audit of the Company's financial statements. The Audit Committee met once during fiscal 1996. The Board does not have a standing nominating or compensation committee.

During fiscal 1996, all directors of the Company attended 75% or more of the aggregate of all Board meetings and all meetings of committees of which they were a member. The Board met five times during fiscal year 1996.

                         SECURITIES BENEFICIALLY OWNED

The following table sets forth, at the Record Date, the amount and percentage of the Company's outstanding Common Stock beneficially owned by each director and nominee for director, each executive officer named in the Summary Compensation Table, all directors and executive officers as a group and by all persons, to the knowledge of the Company, beneficially owning more than five percent (5%) of the Company's Common Stock. Unless otherwise indicated in the notes following the table, the individuals named below have sole voting and disposition powers over the shares beneficially owned by them.


                                               Amount and Nature of                   Percentage of
Name                                           Beneficial Ownership                Outstanding  Shares
- -------                                        --------------------                -------------------
George M. Klopfer                                   346,583                              19.3%
Matthew S. Polk, Jr.                                346,583                              19.3%
Craig C. Georgi                                     120,550                               6.7%
Wilbert H. Sirota                                     1,000                                *
Robert B. Barnhill, Jr.                              10,000 (1)                            *
James M. Herd                                       100,000                               5.6%
Peter D. Gaskarth                                    50,000                               2.8%

All directors and executive
  officers as a group
     (11 persons)                                   994,536 (1)                          54.9%


Name and Address of Other
5% Holders of Common Stock
- --------------------------

Lighthouse Capital Management (2)                   144,825                               8.1%
10000 Memorial Drive, #660
Houston, TX   77024


* Constitutes less than 1% of the outstanding shares of Common Stock eligible to vote.
- --------------------
(1) The number of shares stated as "beneficially owned" includes shares that certain persons, as of the Record Date, have the right to acquire beneficial ownership within 60 days upon the exercise of outstanding options. If such options are exercised Mr. Barnhill would acquire 10,000 shares and all other directors and executive officers as a group would acquire 4,587 shares.

(2) Based on information provided to the Company on Form 13G dated February 12, 1996, Lighthouse Capital Management has shared voting and disposition power with respect to such shares.

                             EXECUTIVE COMPENSATION

Summary Compensation Table. The following table sets forth certain information concerning the compensation for the last three completed fiscal years of the Chief Executive Officer and the four executive officers of the Company and its subsidiaries who, in addition to the Chief Executive Officer, received the highest compensation during the fiscal year ended March 31, 1996.


                                                                                     Long-term
                                               Annual Compensation (1)               Compensation
                                     -----------------------------------------       ------------
                                                                                     Securities
                                                                                     underlying
                                     Fiscal                                           Options/            All  other
Name and Principal Position           Year         Salary ($)        Bonus ($)       SARs (#)       Compensation ($) (2)
- ---------------------------           ----         ----------        ---------       --------       --------------------

George M. Klopfer                      1996          230,632              --          12,500                  4,500
Director &                             1995          207,492          20,000              --                  4,500
Chief Executive Officer                1994          190,305          20,000              --                  3,475

Matthew S. Polk, Jr.                   1996          203,329              --          12,500                  4,500
Chairman of the Board &                1995          180,325          17,780              --                  4,500
Secretary                              1994          172,913          17,780              --                  3,504

Craig C. Georgi                        1996          220,123              --           5,000                  4,500
Director & Vice President -            1995          180,325          17,780              --                  4,500
Manufacturing                          1994          172,913          17,780              --                  3,672

James M. Herd                          1996          208,190              --          12,500                  4,500
President                              1995          177,500          17,000              --                  4,500
                                       1994          170,000          17,000              --                  3,231

Peter D. Gaskarth                      1996          147,080              --          10,000                     --
Vice President - Home                  1995          108,448           7,610              --                     --
Entertainment Products                 1994           94,980              --              --                     --



         (1) Except as disclosed in this table and in the following discussion
             of benefit programs, no officer named    above received any
             other annual compensation the aggregate amount of which exceeded the lesser of either $50,000 or 10% of the total annual salary and bonus reported in the Summary Compensation Table.

         (2) These amounts represent the Company's annual contributions to its 401(k) Profit Sharing Plan.

Option Grants

  The following table sets forth information concerning grants of stock options during the fiscal year ended March 31, 1996 to each of the named executive officers.

                                                                                                        Potential Realizable
                                               % of Total                                                 Value at Assumed
                                            Number of Shares                                              Annual Rates of
                               Number          Underlying                                                   Stock Price
                             of Shares          Options                                                    Appreciation
                            Underlying        Granted to            Exercise                             for Option Term
                              Options         Employees in            Price        Expiration         -----------------------
         Name                Granted(1)       Fiscal Year (%)       ($/Sh)(2)        Date(3)          5% ($)          10% ($)
 ---------------          --------------      ---------------    -------------    ------------        ------          -------
 George M. Klopfer            12,500              17.24%            $8.9375        3/25/01           17,904            68,205
 Matthew S. Polk, Jr.         12,500              17.24%            $8.9375        3/25/01           17,904            68,205
 Craig C. Georgi               5,000               6.90%             $8.125        3/25/06           25,549            64,746
 James M. Herd                12,500              17.24%             $8.125        3/25/06           63,872           161,864
 Peter D. Gaskarth            10,000              13.79%             $8.125        3/25/06           51,098           129,492
- ----------


  (1) The options become exercisable as follows: (1) If, for any continuous 30-calendar day period during the term of the option, the closing price of the Common Stock on each trading day during such period consistently exceeds $15.00, the option shall vest and become exercisable as to 50% of the shares covered by the option on the first day following the end of such 30-day period, on the later of March 26, 1998 or the end of such 30-day period, provided the optionee is still employed by the Company on such date; (2) If for any continuous 30-calendar day period during the term of the option, the closing price of the Common Stock on each trading day during such period consistently exceeds $20.00, the option shall vest and become exercisable as to 100% of the shares covered by the option on the later of March 26, 1998 or the end of such 30-day period, provided that the optionee is still employed by the Company on such date; (3) For Messrs. Klopfer and Polk, if the option does not vest earlier, then the option shall vest and become exercisable as to 100% of the shares subject to the option on September 26, 2000; (4) For Messrs. Georgi, Herd and Gaskarth, if the option does not vest earlier, then the option shall vest and become exercisable as to 100% of the shares subject to the option on September 26, 2005; (5) Under no circumstances will the options become vested prior to March 26, 1998.

  (2) Because the options are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code, Messrs. Georgi, Herd and Gaskarth's options were granted at 100% of the fair market value of the Common Stock on the date of grant. Messrs. Klopfer and Polk's options were granted at 110% of fair market value because Messrs. Klopfer and Polk each own greater than 10% of the Company's Common Stock.

  (3) Because the options are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code, the options granted to Messrs. Georgi, Herd and Gaskarth will expire 10 years from the date of grant. The options granted to Messrs. Klopfer and Polk will expire 5 years after the date of grant because Messrs. Klopfer and Polk each own greater than 10% of the Company's Common Stock.

Aggregate Option Exercises and Option Year-End Value

  The following table sets forth the fiscal year-end value of all unexercised options held by named executive officers.


                                                                                NUMBER OF SHARES
                                                                             UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                                                  OPTIONS AT               IN-THE-MONEY OPTIONS AT
                           SHARES ACQUIRED                                      MARCH 31, 1996                 MARCH 31, 1996
          NAME              ON EXERCISE (#)        VALUE REALIZED ($)(1)    EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
 ------------------        ----------------        ---------------------    -------------------------      -------------------------
 George M. Klopfer                 0                          0                       0 / 12,500               $0 /   $7,031
 Matthew S. Polk, Jr.              0                          0                       0 / 12,500               $0 /   $7,031
 Craig C. Georgi                   0                          0                       0 /  5,000               $0 /   $6,875
 James M. Herd                  100,000                   $337,500                    0 / 12,500               $0 /  $17,188
 Peter D. Gaskarth               50,000                   $143,750                    0 / 10,000               $0 /  $13,750
 ------------

  (1) The Company lent Messrs. Herd and Gaskarth cash equal to the full exercise price, plus an amount equal to the Federal and state income and employment taxes due on the exercise of the options. The loan to Mr. Herd was in the amount of $628,833, of which $475,000 was for the option exercise price and $153,833 was for taxes due on the exercise. The loan to Mr. Gaskarth was in the amount of $323,899, of which $262,500 was for the option exercise price and $61,399 was for taxes due on the exercise. Both loans are evidenced by a full recourse promissory note bearing interest at the applicable Federal mid-term rate, with interest to be paid annually in arrears. Each note is secured by the pledge of the shares acquired on March 26, 1996 by Messrs. Herd and Gaskarth, respectively.




Equity Participation Plan. The 1986 Equity Participation Plan offers the Company's key employees and directors the opportunity to acquire (1) shares of Common Stock through Stock Awards, Incentive Stock Options (for employees only), and Non-Qualified Stock Options; (2) Common Stock or cash through Stock Appreciation Rights; and (3) cash through Tax Benefit Rights. The Plan is described more fully under Proposal 2.


Pension Plan. The Company established a defined benefit pension plan (the "Pension Plan") effective as of April 1, 1989, for hourly employees who meet minimum age and service requirements, plus Messrs. Klopfer, Polk and Georgi. The Pension Plan is funded entirely by the Company. As of September 1, 1995, all benefit accruals under the plan were frozen meaning that no wages earned after said date are taken into account in computing benefits under the plan.

     A participant's accrued benefit under the Pension Plan will be equal to the sum of the following amounts: First, for plan years of service completed by a participant prior to April 1, 1989, his or her accrued benefit will be equal to his or her 1988 calendar year compensation multiplied by 0.75% multiplied by the number of his or her plan years of service completed prior to April 1, 1989. Second, for each plan year of service completed after March 31, 1989 and prior to September 1, 1995, his or her accrued benefit will be equal to his or her compensation for the calendar year ending in that plan year multiplied by 0.75%.

     Each participant in the Pension Plan is always fully vested in his or her accrued benefit in the event of death, disability, or attainment of the normal retirement age (65 years) or attainment of the early retirement date (attainment of age 55 and completion of 5 years of service) while he or she is employed by the Company. Each other participant becomes vested in his or her accrued benefit upon completion of five years of service with the Company.


     Benefits under the Pension Plan are paid in the form of annual payments for the life of the participant. The estimated annual benefits payable upon retirement at normal retirement date for each of George M. Klopfer, Matthew S. Polk, Jr., Craig C. Georgi and James M. Herd are $25,218, $25,630, $23,355 and $3,577, respectively. James M. Herd entered the Plan as a participant beginning April 1, 1993.



                            STOCK PERFORMANCE CHART

     The following chart compares the cumulative total shareholder return on the Company's Common Stock during the five years ended March 31, 1996 with the cumulative total return on the CRSP Total Return Index for the NASDAQ Stock Market (US Companies) and a peer group comprised of publicly traded consumer electronics manufacturers. Included in the peer group are the following companies: Harman International Industries Inc., Boston Acoustics Inc., Carver Corporation, Sony Corporation, Pioneer Electronics, Emerson Radio Corporation, Cobra Electronics Corporation and International Jensen Inc. The returns for each of the companies in the peer group was weighted according to their respective stock market capitalization. The comparison assumes $100 was invested on March 31, 1991, in the Company's Common Stock and in both the CRSP Index and the selected peer group, and the reinvestment of dividends.


               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
           AMONG POLK AUDIO, INC., THE NASDAQ STOCK MARKET-US INDEX
                               AND A PEER GROUP

                                              PEER GROUP
                    POLK AUDIO, INC.           (DOLLARS)           NASDAQ STOCK MARKET-US
3/91                     100                    100                      100
3/92                      83                    149                      127
3/93                     117                    139                      147
3/94                     130                    187                      158
3/95                     157                    228                      176
3/96                     127                    234                      239


* $100 INVESTED ON 03/31/91 IN STOCK OR INDEX-
  INCLUDING REINVESTMENT OF DIVIDENDS
  FISCAL YEAR ENDING MARCH 31.

           REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The compensation of the Company's executive officers is primarily comprised of base salary, cash bonuses and awards of stock bonuses or options under the Company's 1986 Equity Participation Plan. In addition, the Company's executive officers participate in the Company's 401(k) Profit Sharing Plan and Pension Plan.

     The Company's compensation philosophy is to (i) provide a competitive total compensation package that enables the Company to attract and retain the key executive talent needed to accomplish its corporate goals and (ii) provide incentive compensation that is directly linked with the performance of the Company and that align executive compensation with the interests of shareholders. In assessing the Company's performance, the Board of Directors takes into consideration the Company's earnings and return on equity among other financial criteria, although no specific weight is given to any one factor.

     In order to align executive compensation with the interests of shareholders, the Board of Directors bases increases in base salary and the amount of cash bonuses and stock or option awards on the individual performance of the executive as well as the performance of the Company, as measured by the level of earnings and return on equity.

     For the fiscal year ended March 31, 1996, the Board of Directors increased the base salaries of Messrs. Klopfer, Polk, Georgi and Herd as indicated in the Summary Compensation Table. Adjustments in the levels of base salary and bonuses and awards under the Company's Equity Participation Plan can be made when the Board of Directors determine that the Company's financial performance warrants such compensation.

     The Securities and Exchange Commission requires compensation committees of public companies or Board of Directors performing that function, to state their compensation policies with respect to the recently enacted Federal income tax laws that limit to $1 million the deductibility of compensation paid to any executive officer named in the proxy statement of such companies. In light of the current level of compensation for the Company's named executive officers, the Board of Directors has not adopted a policy with respect to the deductibility limit but will adopt such a policy should it become relevant.


                                  George M. Klopfer
                                  Matthew S. Polk, Jr.
                                  Craig C Georgi
                                  Wilbert H. Sirota
                                  Robert B. Barnhill, Jr.



Related Party Transactions. On September 23, 1985, the Company entered into a lease agreement (the "Seton Lease") with Klopfer Associates Limited Partnership ("KALP"), a Maryland limited partnership, the general partners of KALP are George M. Klopfer, Matthew S. Polk, Jr. and Craig C. Georgi. Certain trusts established for the benefit of the children of George M. Klopfer and Craig C. Georgi are limited partners of KALP. The Seton Lease obligated the Company to pay annual rentals of $500,000 per year for eight years, adjusted in each year after the second anniversary of its commencement to reflect changes in the Consumer Price Index, beginning on August 1, 1986, for a 100,000 square foot facility constructed to the Company's specifications at Seton Business Park, 5601 Metro Drive, Baltimore, Maryland 21215 (the "Seton Facility"). Rental payments are also subject to adjustment in the event the interest payable on the $2.8 million Industrial Development Revenue Bond (the "Revenue Bond") used to finance construction of the Seton Facility became taxable to the bondholders. Annual rent payable under the lease at the end of the lease term (in 1993) was approximately $660,000. On September 23, 1993, the Seton Lease was amended (the "First Seton Lease Amendment") to





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
extend the term of the Seton Lease and to reduce the amount payable thereunder. The First Seton Lease Amendment obligated the Company to pay annual rentals of $600,000 per year for ten years beginning on October 1, 1993 for the Seton Facility, adjusted in each year after the second anniversary of its commencement to reflect changes in the Consumer Price Index. The First Seton Lease Amendment also provides the Company with a right to terminate after five years for a specified fee and requires that the Company maintain certain financial performance ratios. The First Seton Lease Amendment was unanimously approved by the Company's non-affiliated Directors, and except as noted above, kept in effect all other terms and conditions provided under the original Seton
Lease.   In addition to the payment of rent, the Company continues to be obligated by the terms of the First Seton Lease Amendment to pay various other costs, including real estate taxes, insurance, utilities and maintenance. KALP's interest in the Seton Lease and the First Seton Lease Amendment is collaterally assigned to NationsBank, N.A. (the "Bank"), as successor to Maryland National Bank as partial security for the Revenue Bond, and also as partial security for a $1.6 million subordinated loan originally made to KALP in 1989 by the Bank (the "Subordinated Loan"). On March 25, 1996, the principal balance on the Subordinated Loan was increased to $2.7 million pursuant to an amended Subordinated Loan agreement between KALP and the Bank. The terms of the Revenue Bond and the Subordinated Loan are normal, arm's-length commercial terms, and KALP neither requested nor obtained concessions from the Bank in negotiating the terms of the Revenue Bond and/or the Subordinated Loan, based upon, involving or affecting in any way the Company's banking relationship with the Bank.

     In July, 1994, the Company entered into a lease agreement (the "Britannia Lease") for the term commencing September 1, 1994 and ending February 28, 1997, with Woodland Hills Properties-W, Inc., an unrelated Nevada Corporation ("Woodland"), which obligated the Company to pay a first year annual base rental (subject to escalation) of $57,216 per year for 16,442 square feet of distribution and office space (the "Britannia Facility"), in a 146,232 square foot building known as 2550 Britannia Boulevard, San Diego, California 92173 (the "Brittania Project"). Annual base rentals payable under the Britannia Lease increased to $61,164 effective as of September 1, 1995. The Britannia Lease also provided for reimbursement by the Company to the landlord of its prorata share (according to square footage) of all the operating expenses of the Britannia Property. On January 18, 1995, to become effective February 28, 1995, the Britannia Lease was amended (the "First Britannia Lease Amendment") to increase the rented area of the Britannia Facility to 32,884 square feet, to extend the term of the Britannia Lease to February 28, 1998 and to increase the annual base rental to $114,436. The First Britannia Lease Amendment provided for escalation in the base annual rental to $122,328 effective September 1, 1995, and to $130,221 effective February 28, 1997. The First Britannia Lease Amendment also provided the Company the right and option to further extend the term of the Britannia Lease until February 28, 2002, at a 4% annual increase in the base rent payable. On November 20, 1995, to become effective January 1, 1996, the Britannia Lease was again amended (the "Second Britannia Lease Amendment") to increase the rented area of the Britannia Facility to 41,205 square feet, and to increase the annual base rental to $153,283. The Second Britannia Lease Amendment also provided for escalation of the base annual rental to $163,172 effective February 28, 1997. Finally, on March 6, 1996, to become effective April 1, 1996, the Britannia Lease was further amended (the "Third Britannia Lease Amendment") to increase the rented area of the Britannia Facility to 49,426 square feet, and to increase the annual base rental to $183,865. In the Third Britannia Lease Amendment, the Company also exercised its options to extend the term of the Britannia Lease to February 28, 2002, and Woodland waived its right to receive annual rent escalations after March, 1997 through the end of the amended Britannia Lease term in February 2002. On March 27, 1996, KALP purchased the Britannia Project from Woodland, together with the landlord's interest in all tenant leases thereon, including but not limited to the Company's Britannia Lease as amended by the First, Second and Third Britannia Lease Amendments. In connection with its acquisition of the Britannia Project, KALP assigned the lessor's interest in all tenant leases on the Britannia Project to Wells Fargo Bank, N.A as partial security for a commercial mortgage on normal terms in the amount of $3.5 million (the "Britannia Loan"). There are no material banking relationships between the Company and Wells Fargo Bank, and KALP neither requested nor obtained concessions from Wells Fargo Bank in negotiating the terms of the Britannia Loan, based upon, involving or affecting in any way the Company's actual or contemplated banking relationships.

     The non-affiliated Directors of the Company, based on detailed market surveys of the Baltimore and San Diego areas, believe that the terms of the Seton Lease as amended, and the terms of the Britannia Lease, as amended, respectively, were at least as advantageous to the Company as could have been obtained at the respective times these





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
leases were executed, in arm's length transactions with unrelated parties. The Company has adopted a policy that any future transactions between itself and any affiliates will continue to be subject to the unanimous approval of its disinterested directors and will be on terms no less favorable to the Company than those obtainable at arm's length from unrelated parties.

     Wilbert H. Sirota, a director of the Company, is a partner in the law firm of Piper & Marbury L.L.P. This firm serves as general counsel to the Company.

         On March 26, 1996, the Company lent Messrs. Herd and Gaskarth cash equal to the full exercise price for 100,000 shares and 50,000 shares, respectively, plus an amount equal to the Federal and state income and employment taxes due on the exercise of the option. The loan to Mr. Herd was in the amount of $628,833 of which $475,000 was for the option exercise price and $153,833 was for taxes due on the exercise. The loan to Mr. Gaskarth was in the amount of $323,899, of which $262,500 was for the option exercise price and $61,399 was for taxes due on the exercise. Both loans are evidenced by a full recourse promissory note bearing interest at the applicable Federal mid-term rate, with interest to be paid annually in arrears. Each note is secured by the pledge of the shares acquired on March 26, 1996 by Messrs. Herd and Gaskarth, respectively.


Compliance with Section 16(a). Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's securities, to file reports of ownership and changes in ownership. Based solely on its review of copies of the forms received by it, or written representations from certain reporting persons that they were not required to file Form 4's, the Company believes that during the last fiscal year, all filing requirements were complied with on a timely basis, with the exception of the late filing of Forms 4 for Messrs. Klopfer, Polk, Herd and Roddam reflecting a change in their beneficial ownership. The Form 4's have since been filed.


Compensation Committee Interlocks and Insider Participation. The Company does not have an Executive Compensation Committee of the Board of Directors. Accordingly, the Board of Directors is responsible for establishing the levels of compensation and benefits for the executive officers of the Company.
Messrs. Klopfer, Polk, and Georgi are executive officers and also served on the Board of Directors of the Company during fiscal 1996. Accordingly, each participated in deliberations of the Company's Board of Directors concerning executive compensation except such executive officers did not participate in deliberations concerning their own compensation.



                 RATIFICATION AND APPROVAL OF THE AMENDMENTS TO
                      THE 1986 EQUITY PARTICIPATION  PLAN


         On March 26, 1996, the Board of Directors amended the 1986 Equity Participation Plan (the "Equity Plan" or "Plan"), to (1) extend the term of the Plan to March 24, 2006; (2) limit the number of shares granted to any person under the Plan to 300,000 shares; (3) allow the Option Committee to provide that a Non-Qualified Stock Option may be transferred to members of the optionee's immediate family if no consideration is paid for such transfer; and
(4) provide more flexible methods of exercising options, including broker assisted cashless exercises. These amendments require approval of the majority of the Company's shareholders.

         The Equity Plan offers eligible employees and directors the opportunity to acquire (a) shares of Common Stock through Stock Awards, Incentive Stock Options ("ISO's"), Non-Qualified Stock Options ("NSO's"); (b) Common Stock or cash through Stock Appreciation Rights ("SAR's"); and (c) cash through Tax Benefit Rights ("TBR's") (collectively, the





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
"Awards"). Only employees are eligible to receive ISO grants. The following description of the Equity Plan is a fair and complete summary; however, it is qualified in its entirety by reference to the full text of the Plan which is available from the Company.



GENERAL

Purpose. The Equity Plan is intended to encourage the Company's key employees and directors to acquire an equity interest in the Company, which thereby will create a stronger incentive to expend maximum effort for the growth and success of the Company. Funds received under the Equity Plan may be used for any general corporate purpose.

Eligibility. All employees and directors of the Company are eligible to participate in the Equity Plan.

Shares Available under the Plan. The Equity Plan authorizes the issuance of up to 600,000 shares of Common Stock. The maximum number of shares which may be acquired under the Equity Plan by any individual is 300,000 shares. However, the number of shares issuable under the Equity Plan will be adjusted for stock dividends, stock splits, reclassifications and other changes affecting the Company's Common Stock. Because the Equity Plan provides for discretionary grants of Awards, the specific number of shares to be granted to particular persons cannot be determined in advance.

Administration. The Equity Plan is administered by the Option Committee (the "Committee"), whose members are appointed by the Board of Directors. The Committee has the sole authority and discretion to select employees to participate in the Equity Plan, to grant Awards, to specify the terms and conditions of Awards granted within the limitations of the Plan and to otherwise interpret and construe the terms of the Plan and any agreements governing Awards granted under the Equity Plan. Members of the Committee are eligible to receive Awards under the Equity Plan, provided that no Committee member shall participate in the approval of Awards granted to him or her under the Plan and any award to a Committee member must be ratified by the unanimous vote of those members of the Board who are neither members of the Committee nor employees of the Company.



STOCK GRANTED UNDER THE PLAN

         The Committee may authorize the issuance of Stock Awards to key employees or directors on such terms as the Committee shall determine.



OPTIONS GRANTED UNDER THE PLAN

General. All options granted under the Equity Plan will be evidenced by a written agreement setting forth the terms and conditions governing the option. The Committee has broad discretion to determine the timing, amount, exercisability and other terms and conditions of options granted under the Equity Plan. A participant shall have no rights as a stockholder with respect to shares covered by the options until the date of issuance of shares to the participant.

Types of Options. Both Incentive Stock Options and Non-Qualified Stock Options are available under the Equity Plan. For Incentive Stock Options, the option price shall be not less than the fair market value of a share of Common Stock on the date the option is granted. However, if the employee receiving the option is a more than 10% owner of the Company's Common Stock, the option price shall not be less than the greater of par value or 110% of the fair market value of a share of Common Stock on the date the option is granted. For Non-Qualified Stock Options, the option price shall not be less than the par value of the Common Stock.





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
Exercise. Options granted under the Equity Plan may be exercised by delivery to the Company of a written notice of exercise. The notice must specify the number of shares being exercised and must be accompanied by payment in full of the option price for the shares being exercised (unless the optionee's written notice of exercise directs that the stock certificates for the shares issued upon the exercise be delivered to a licensed broker acceptable to the Company as the agent for the optionee and at the time the stock certificates are delivered to the broker, the broker will tender to the Company cash or cash equivalents acceptable to the Company equal to the exercise price).

         The option price may be paid (a) in cash or certified check; (b) by tendering shares of Common Stock the optionee has held for at least 6 months or acquired under an option granted not less than 6 months prior, and which shall be valued at the fair market value on the date of exercise; (c) by causing the Company to withhold shares otherwise issuable equal in value to the option price or any portion thereof; or (d) with any combination of these methods. An optionee shall not have any of the rights of a shareholder until payment in full for the shares is received and a stock certificate is issued.

         The Committee may prescribe in the option agreement that the optionee may elect to satisfy any Federal, state or local withholding tax requirements by directing the Company to apply shares of Common Stock, to which the optionee is entitled as a result of the exercise of the option, in order to satisfy such withholding requirements.

Termination of Employment. After termination of employment, other than by reason of death, disability or retirement, any unexercised options shall be canceled, however, the optionee may exercise any options which have not expired and which are otherwise exercisable within three months after such termination. If the optionee retires, all options become fully vested and the optionee may exercise any unexpired options within three months after retirement. If the optionee dies while employed by the Company or within three months after retirement from the Company, any unexpired options granted under the Plan may be exercised by the optionee's estate or legatee within one year after the optionee's death. If the optionee terminates employment due to disability, the optionee may exercise any unexpired options within one year of such termination.

Term of Options. Each option granted under the Equity Plan will terminate no later than 10 years after the date the option is granted. However, options intended to be Incentive Stock Options granted under the Equity Plan will expire no later than 5 years after the date of the grant if the option is granted to an employee who owns (or is deemed to own) more than 10% of the outstanding Common Stock. The Committee will establish a vesting schedule in each participant's written agreement. The Committee may accelerate the exercisability of any options granted under the Equity Plan. In the event of a merger, consolidation or sale of the Company which is (a) approved by the Board of Directors and (b) contemplated that, upon the completion of such transaction, the Company's stockholders will own less than 35% of the surviving corporation, then all options granted under the Equity Plan will automatically become fully exercisable.

Transferability. Incentive Stock Options granted under the Equity Plan are not assignable or transferable, other than by will or in accordance with the laws of descent and distribution. During the participant's lifetime, the Incentive Stock Options are only exercisable by the participant. Non-Qualified Stock Options may be transferable, at the discretion of the Committee, if the option agreement so provides.



STOCK APPRECIATION RIGHTS GRANTED UNDER THE PLAN

General. A Stock Appreciation Right is the right to receive from the Company, upon surrender of an option or a portion thereof without payment to the Company, an amount equal to the fair market value on the exercise date of the total number of shares of Common Stock for which the SAR is exercised, less the exercise price which the participant would have otherwise been required to pay upon purchase of the relevant shares.





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
Grant of Rights. Each SAR shall relate to a specific Non-Qualified Stock Option granted under the Equity Plan and may be granted concurrently with the option to which it relates or at any time prior to the exercise, termination or expiration of such option. SAR's granted concurrently with options shall be governed by the terms set forth in the Equity Plan and in the Stock Option Agreement. SAR's not granted concurrently with options shall be governed by the terms set forth in the Equity Plan and in a Stock Appreciation Rights Agreement.


Exercise. Neither the SAR nor any related option may be exercised during the first 6 months of their respective terms, but this 6-month restriction shall not apply if the option holder dies or becomes disabled prior to the expiration of the 6-month period. SARs are exercisable only to the extent the related NSO is exercisable. Upon the exercise of a SAR, payment may be in cash or Common Stock or a combination of both, as the Committee shall determine. The Committee may limit the term or amount payable for a SAR at any time. Unless the Committee determines otherwise, SARs are automatically exercised for a cash settlement on the expiration of its original term.




TAX BENEFIT RIGHTS GRANTED UNDER THE PLAN

General. A Tax Benefit Right entitles the participant to receive from the Company an amount in cash equal to the then-existing maximum statutory federal income tax rates (including any surtax or similar charges or assessment) for corporations, multiplied by the amount of ordinary income, if any realized by the participant for federal income tax purposes as a result of the exercise of an option granted under the Equity Plan.

Grant. Tax Benefit Rights are granted to such participants and on such terms as the Committee may determine. A TBR may be granted only with respect to a Non-Qualified Stock Option under the Equity Plan, and may be granted concurrently with or after the grant of the NSO.

Exercise. The Committee shall determine the term and the amount payable for a TBR at any time, and shall determine all other terms and provisions of any TBR grant. TBR's expire or become exercisable to the extent of their underlying options.



AMENDMENT OR TERMINATION OF THE PLAN.

         The Board may amend or terminate the Equity Plan at any time, provided however, that no amendment shall, without the approval of a majority of the stockholders of the Company (a) materially change the eligibility requirements for receiving Awards under the Equity Plan; (b) increase the aggregate number of shares of Common Stock that may be issued pursuant to the Equity Plan or (c) materially increase the benefits provided under the Equity Plan. In addition, no amendment shall result in the failure of the Equity Plan or any Incentive Stock Options granted thereunder to comply with Section 422 of the Internal Revenue Code (the "Code") or shall adversely affect any option granted prior to the amendment under the Equity Plan, except where such amendment or termination is required by statute, or rules and regulations promulgated thereunder, or otherwise permitted under the Plan. The Equity Plan will terminate no later than 10 years after its effective date.



INCOME TAX CONSEQUENCES OF OPTIONS GRANTED UNDER THE PLAN

         The following is a general summary of the Federal income tax treatment of options granted under the Plan based upon the current provisions of the Code and regulations promulgated thereunder.

Incentive Stock Options. Incentive Stock Options granted under the Plan are intended to meet the requirements of Code section 422. No tax consequences result from the grant of the option. If an option holder acquires stock upon the exercise, no income will be recognized by the option holder for ordinary income tax purposes (although the difference between the option exercise price and the fair market value of the stock subject to the option may result in alternative minimum tax liability to the option holder). The Company will be allowed no deduction as a result of the exercise, if the following conditions are met: (a) at all times during the period beginning with the date of the granting of the option and ending on the day three months before the date of such exercise, the option holder is an employee of the Company; and (b) the option holder makes no disposition of the Stock within two years from the date the option is granted nor within one year after the stock is transferred to the option holder. In the event of a sale of such stock by the option holder after compliance with these conditions, any gain realized over the price paid for stock will ordinarily be treated as long-term capital gain, and any loss will be treated as a long-term capital loss, in the year of the sale.

         If the option holder fails to comply with the employment or holding period requirements discussed above, the option holder will recognize ordinary income in an amount equal to the lesser of (i) the difference between the fair market value of the Common Stock received upon exercise and the option exercise price or (ii) the excess of the amount realized upon such disposition over the exercise price. If the option holder is treated as having received ordinary income because of his failure to comply with either condition above, an equivalent deduction will be allowed to the Company in the same year.

Non-Qualified Stock Options. No tax consequences result from the grant of the option. An option holder who exercises a Non-Qualified Stock Option with cash generally will realize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the option shares on the date of exercise and the option exercise price, and the Company will be entitled to a deduction from income in the same amount. The option holder's basis in such shares will be the fair market value on the date exercised, and when the shares are disposed of, capital gain or loss, either long-term or short-term, will be recognized depending on the holding period of the shares.



SHAREHOLDER APPROVAL

         The amendments to the Equity Plan must be approved by the Stockholders in order for the Equity Plan to continue to qualify under the Internal Revenue Code. The Board of Directors has unanimously approved the amendments to the 1986 Equity Participation Plan, all of whom are current members of the Board of Directors. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the ratification and approval of the amendments to the 1986 Equity Participation Plan. If Stockholders fail to approve the amendments to the Equity Plan, the Company will be foreclosed from granting Incentive Stock Options under the Plan, which will limit the Company's ability to attract, retain and motivate key employees. THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION AND APPROVAL OF THE AMENDMENTS TO THE 1986 EQUITY PARTICIPATION PLAN.




           RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The Board of Directors has appointed KPMG Peat Marwick LLP to continue as its independent certified public accountants and to examine the financial statements of the Company for the current fiscal year. Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting with the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.





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
                                 OTHER BUSINESS

         At the present time, management knows of no other business which will be presented for action at the Meeting. If any other business requiring a vote of the stockholders should come before the Meeting, the persons designated as proxies will vote or refrain from voting in accordance with their best judgment.




                         STOCKHOLDER PROPOSALS FOR THE
                      1997 ANNUAL MEETING OF STOCKHOLDERS

         Stockholder proposals to be presented at the 1997 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company at the Company's principal executive offices no later than February 28, 1997 in order to be included in the Company's proxy materials relating to that meeting.




                              REPORT ON FORM 10-K

         The Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended March 31, 1996 is available to stockholders without charge upon written request. Exhibits to Form 10-K will be furnished upon payment of $.50 per page, with a minimum charge of $5.00. Send requests to Polk Audio, Inc., 5601 Metro Drive, Baltimore, MD 21215, Attention:
Gary B. Davis, Treasurer.




                            SOLICITATION OF PROXIES

         The accompanying proxy is solicited by the Board of Directors of the Company and the cost of soliciting proxies for the meeting will be borne by the Company. Proxies may be solicited by officers, directors, and regular executive employees of the Company, none of whom will receive any additional compensation for their services. Solicitation of proxies may be made personally, or by mail, telephone, telegraph or messenger. The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals.





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




                                 APPENDIX INDEX



1-A      1986 Equity Participation Plan of Polk Audio, Inc.

1-B Excerpt from Minutes of Meeting of the Board of Directors and Option Committee relating to the proposed amendments to the 1986 Equity Participation Plan

                                  APPENDIX 1-A

                                                       AS AMENDED AUGUST 3, 1992

                         1986 EQUITY PARTICIPATION PLAN
                                       OF
                                POLK AUDIO, INC.


1.           PURPOSE

             This plan, which shall be known as the "1986 Equity Participation Plan" (the "Plan"), is intended to attract, retain and motivate key employees and/or directors of Polk Audio, Inc. (the "Company") and of any subsidiaries presently existing or which may be formed in the future, by providing them with a means to acquire a proprietary interest or to increase their proprietary interest in the Company's success.

             The term "key employee(s)" when used in this Plan shall include officers, executives, and supervisory personnel, as well as other employees who make a valuable contribution to the Company.

             The word "Company" when used in the Plan shall include subsidiaries of the Company. The word "subsidiary" when used herein shall mean any corporation a majority of the voting stock of which is owned directly or indirectly by the Company.

2.           ADMINISTRATION

             The Plan shall be administered by a Committee appointed by the Board of Directors of the Company (the "Committee"). The Committee shall consist of not less than three members. The members of the committee as of the date of this amendment are George M. Klopfer, Matthew S. Polk, Jr., and Craig
C. Georgi. The Board of Directors may from time to time remove members from or add members to the Committee. Vacancies on the Committee, howsoever caused, shall be filled by additions made by the Board of Directors. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. The Committee shall act by majority agreement of its members or by written consent signed by a majority of its members.

             Members of the committee shall not be ineligible to receive benefits or stock options under this Plan or any other plan of the Company or any of its affiliates solely by reason of their membership on the Committee, provided that the award of an option under this Plan to a member of the Committee shall be approved as provided in Section 3.2.4.

             The Committee is authorized, subject to the provisions of the Plan, from time to time to establish such rules and regulations and to appoint such agents as it deems appropriate for the proper administration of the Plan, and to make such determinations under, and such interpretations of, and to take such steps in connection with the Plan or the options granted hereunder as it deems necessary or advisable. The Committee shall, from time to time, award options upon such terms and conditions as it deems necessary, subject to the provisions of the Plan. The total amount of Common Stock which may be delivered on exercise of options granted under the Plan (the "Options") and which may be issued as award shares (the "Stock Awards") shall not exceed in the aggregate Six Hundred Thousand (600,000) shares of the Company's authorized Common Stock, $0.01 per share par value.

3.           STOCK OPTIONS

             3.1 Option Shares. The stock to be issued upon exercise of the Options under the Plan shall be shares of the Company's Common Stock and may be either authorized and unissued shares or issued shares held in the treasury of the Company. Such number of shares is subject to adjustment in accordance with the provisions of Section 7 hereof. The shares involved in the unexercised portion of any terminated or expired options under the Plan may again be subjected to options under the Plan.

             3.2    Award of Options.

                    3.2.1 The Committee, at any time and from time to time, may grant options under the Plan to any key employee or director of the Company (the "Optionee") for such numbers of shares as the Committee shall designate, subject to the provisions of this Section 3. The date on which an option shall be granted shall be the date of the Committee's authorization of such grant or such later date as may be determined by the Committee at the time such grant is authorized. At the time of the grant of each option under the Plan, the Committee shall determine whether such option is to be designated a nonqualified option, an incentive stock option (within the meaning of Section 422A of the Internal Revenue Code of 1986 as amended (the "Code")) or a combination of both; provided, however, that directors which are not also employees of the Company shall not be eligible to receive incentive stock options. Any Optionee at any one time and from time to time may hold more than one option granted under the Plan or under any other stock plan of the Company.

                    3.2.2 In the case of an incentive stock option, the aggregate fair market value (determined as of the date of grant) with respect to which incentive stock options are exercisable for the first time by an Optionee in any calendar year (under all stock option plans of the Company and its subsidiaries) shall not exceed One Hundred Thousand Dollars ($100,000), or such other amount which may be permitted under the Code from time to time.

                    3.2.3 Each option shall be evidenced by a stock option agreement (the "Stock Option Agreement") in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve.

                    3.2.4 No member of the Committee shall participate in the approval of options granted to him or her under this Plan. The award of any option to a member of the Committee shall be ratified by the unanimous vote or written consent of those members of the Board of Directors who are neither members of the Committee nor employees of the Company. Notwithstanding Section 3.2.1, the date on which an option granted to a member of the Committee shall be the date of the ratification of such grant by the Board of Directors.

             3.3 Option Price. The price of each option granted pursuant to this Plan shall be determined by the Committee in its sole and absolute discretion, including a price below fair market value per share as that term is hereinafter defined. In the case of a non-qualified stock option, the option price shall not be less than eighty-five percent (85%) of the fair market value per share on the date of the grant. In the case of an incentive stock option, the option price shall not be less than one hundred percent (100%) of the fair market value per share on the date of grant. However, in the event that an incentive stock option is granted to an employee who, at the time of the grant, owns stock representing more than ten percent (10%) of the voting power of all the classes of stock of the Company, the option price shall be not less than one hundred ten percent (110%) of the fair market value of the stock subject to the option at the time the option is granted.

             During any time the Company's Common Stock is not listed upon an established stock exchange, the fair market value per share shall be the reported "bid" price of the Common Stock in the over-the-counter market on the date preceding the date of the grant as reported by the National Association of Securities Dealers, Inc. If the stock is listed upon an established stock exchange or exchanges, its fair market value shall be deemed to be the highest closing price of the Company's Common Stock on that stock exchange or exchanges on the date preceding the date of the grant, or, if no sale of the Company's Common Stock shall have been made on any stock exchange on that day, then on the next preceding day on which there was a sale.

             3.4 Term of Option. The term of each option granted pursuant to this Plan shall not exceed ten years and, further, in the event of an incentive stock option is granted to an employee who, at the time of the grant, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company, no option shall be exercisable more than five years from the date it is granted.

             3.5    Effect of Termination of Employment, Death or Disability.

                    3.5.1 In the event of the termination of employment of an Optionee (otherwise than by reason of death, disability or retirement of the Optionee, as described below), any option or options granted to the Optionee under the Plan to the extent not theretofore exercised shall be deemed canceled and terminated forthwith, except that, such Optionee may exercise any options theretofore granted which have not expired and which are otherwise exercisable within three (3) months after such termination. If the employment of an Optionee shall be terminated by reason of the Optionee's retirement by the Company, the Optionee shall have the right to exercise such option or options held by the Optionee to the extent that such options have not expired, at any time within three (3) months after such retirement. Upon Optionee's retirement by the Company, all options held by an Optionee shall be immediately exercisable in full. The transfer of an Optionee from the employ of the Company to a subsidiary corporation or vice versa or from one subsidiary corporation of the Company to another shall not be deemed to constitute a termination of employment for purposes of this Plan.

                    3.5.2 In the event that an Optionee shall die while employed by the Company or shall die within three (3) months after retirement by the Company, any option or options granted to him under the Plan and not theretofore exercised or expired shall be exercisable by the estate of the Optionee or by any person who has acquired such option by bequest or inheritance from the Optionee at any time within one (1) year of the death of the Optionee.

                    3.5.3 In the event of the termination of employment of an Optionee by reason of Optionee's disability, the Optionee shall have the right to exercise all options held to the extent that options have not previously expired or been exercised at any time within one year after such termination. The term "disability" shall, for the purposes of this Plan, be defined in the same manner as such term is defined in Section 105(d)(4) of the Code.

                    3.5.4 Whether any leave of absence shall constitute termination of employment for the purposes of any option granted under the Plan shall be determined in each case by the Committee in its sole discretion.

             3.6 Payments for Options. The option price shall become immediately due upon exercise of the option and shall be payable in full in cash or cash equivalents; provided, however, that the Committee shall have the authority, exercisable at its discretion, either at the time the option is granted or at the time it is exercised, to make the option price payable in one or more of the alternative forms specified below:

                    3.6.1 full payment in shares of Common Stock having a fair market value on the date of exercise equal to the option price; or

                    3.6.2 a combination of shares of Common Stock valued at fair market value on the date of exercise and cash or cash equivalent, equal in the aggregate to the option price.

4.           STOCK AWARDS

             The Committee may authorize the issuance of Stock Awards to such key employees and directors and on such terms as the Committee shall determine. The Committee shall determine the types of awards made, the number of shares and any other terms, conditions or restrictions relating to the awards as it may deem appropriate.

5.           STOCK APPRECIATION RIGHTS

             The Committee may grant stock appreciation rights covering shares of Common Stock ("SARs") to such Optionees and on such terms as the Committee shall determine. A SAR may be granted only in tandem with a related nonqualified stock option under the Plan, and may be granted concurrently with or after the grant of the stock option, but neither the SAR nor any related option may be exercised during the first six (6) months of their respective terms (this limitation shall not apply in the event death or disability of the Optionee occurs prior to the six-month period). A SAR shall entitle the Optionee to receive, in lieu of exercising the related stock option, a payment equal to the excess of the fair market value of the shares of Common Stock covered by the SAR on the date of exercise over the exercise price for such shares. A SAR shall be exercisable only to the extent that the related stock option is exercisable. The base from which the value of the SAR is measured at its exercise shall be the purchase price under the related stock option. Payment may be made in cash or shares of Common Stock or a combination of both, as the Committee shall determine in its sole discretion. The Committee may cancel or place a limit on the term of or the amount payable for any SAR at any time. The

Committee shall determine all other terms and provisions of any SAR grant. Unless the Committee shall otherwise determine, to the extent a SAR is exercisable, it will be exercised automatically for a cash settlement on the expiration date of its original term. Upon exercise of a SAR as to some or all of the shares covered by the grant and payment in accordance with the Committee's determination, the related stock option (including any related tax benefit right) shall be canceled automatically to the extent of the number of shares covered by such exercise. Conversely, if the related stock option is exercised as to some or all of the shares covered by the grant, the related SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the stock option exercise.

             SARS may only be exercised when there is a positive spread i.e. when the fair market value of the shares subject to the option exceeds the option price under the related option.

6.           TAX BENEFIT RIGHTS

             The Committee may grant tax benefit rights ("TBRs") to such Optionees and on such terms as the Committee shall determine. A TBR may be granted only with respect to a nonqualified stock option under the Plan, and may be granted concurrently with or after the grant of the stock option. A TBR shall entitle an Optionee to receive from the Company an amount in cash equal to the then existing maximum statutory federal income tax rates (including any surtax or similar charge or assessment) for corporations, multiplied by the amount of ordinary income, if any, realized by the Optionee for Federal income tax purposes as a result of the exercise of an option granted under the Plan. The Committee may cancel or place a limit on the term of or the amount payable for any TBR at any time. The Committee shall determine all other terms and provisions of any TBR grant.

7.           ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

             The total number of shares of Common Stock which may be purchased on exercise of options granted under the Plan, the total number of shares of Common Stock for which options may be granted under the Plan to any one individual and option rights (both as to the number of shares of Common Stock and the option price) shall be appropriately adjusted by the committee for any increase or decrease in the number of outstanding shares of Common Stock resulting from a stock dividend, stock split or combination of shares or reclassification. In the event of a merger or consolidation of the Company, the Committee may make such adjustments with respect to options or take such other actions as it deems necessary or appropriate to reflect on in anticipation of or in connection with such merger or consolidation including, without limitation, the substitution of new options.

8.           TRANSFERABILITY

             No option or related SAR or TBR granted pursuant to this Plan shall be transferable by an Optionee and any option granted pursuant to this Plan shall be exercisable only by such Optionee except as set forth in Section 3.5.2.

9.           AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN

             The Board of Directors, upon recommendation of the Committee or at its own discretion, at any time may terminate, and at any time and from time to time, and in any respect, may amend or modify, the Plan; provided, however, that no such action of the Board of Directors shall, without the approval of the stockholders, take any action which would result in the failure of the Plan and the incentive stock options granted thereunder to comply with Section 422A of the Code. No amendment, modification or termination of the Plan shall in any manner adversely affect any option theretofore granted under the Plan without the consent of the Optionee.

10.          FINALITY OF DETERMINATIONS

             The interpretation and construction by the Committee of any provisions of the Plan or of any stock option under it shall be final unless otherwise determined by the Board of Directors. No members of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

11.          WITHHOLDING

             The Company shall withhold any and all employment taxes required to be withheld by Federal, State or local law from, or with respect to, any stock, cash or other property distributed or paid to any Optionee under this Plan. If a distribution is to be made in stock or property other than cash, the Company shall have the right to withhold a sufficient amount of such Optionee's wages, or require that the Optionee make a direct cash payment to the Company, sufficient to discharge the Company's withholding obligations under applicable law. Until the Company has discharged its withholding obligations, it shall have the right to refuse the issuance of, or delivery of, the stock for which the option has been exercised. The Company may make such other arrangements as it deems reasonable or convenient, consistent with this Plan, to discharge its withholding obligations under applicable law.

12.          RIGHT TO CONTINUED EMPLOYMENT

             Nothing in this Plan shall confer on an Optionee or a recipient of a stock award any right to continue in the employ of the Company or any subsidiary, or affect in any way the right of the Company to terminate such person's employment at any time.

13.          GOVERNING LAW

             The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Maryland.

14.          EFFECTIVE DATE

             The initial effective date of this Plan was May 21, 1986. The effective date of the first amendment to this Plan is June 13, 1990. The effective date of the second amendment to this Plan is August 3, 1992.

                                  APPENDIX 1-B

                                POLK AUDIO, INC.

         EXCERPT FROM MINUTES OF MEETING OF THE BOARD OF DIRECTORS AND
                  THE OPTION COMMITTEE ESTABLISHED PURSUANT TO
                  THE RESTATED 1986 EQUITY PARTICIPATION PLAN


         I.      AMENDMENTS TO THE 1986 EQUITY PARTICIPATION PLAN.

         The 1986 Equity Participation Plan (the "Plan") was originally adopted by the Board of Directors of Polk Audio, Inc. (the "Company") and approved by the stockholders of the Company on May 21, 1986. The Plan has been amended from time to time since its initial adoption. On March 25, 1996, the Board of Directors authorized the amendment of the Plan in order to extend the term of the Plan for an additional 10 years (until 2006) and to increase the flexibility of the Plan.

                  RESOLVED: The effective as of March 25, 1996, the Plan shall be amended as follows:

                  1.      No grants shall be made under the Plan after March
          24, 2006.

                  2. The maximum number of shares which may be granted to any one individual under the Plan is 300,000 shares.

                  3. The Amendment shall include the following provisions relating to the exercise of options granted thereunder:


                  An Option which is exercisable may be exercised by delivery to the Company on any business day, at its principal office addressed to the attention of the Treasurer, of written notice of exercise. Such notice shall specify the number of shares for which the Option is being exercised and shall be accompanied by payment in full of the option price of the shares for which the Option is being exercised. Payment in full of the Option price need not accompany the written notice of exercise provided the notice directs that the stock certificates for the shares issued upon the exercise be delivered to a licensed broker acceptable to the Company as the agent for the individual exercising the option and at the time the stock certificates are delivered to the broker, the broker will tender to the Company cash or cash equivalents acceptable to the Company equal to the exercise price.

                  Payment of the option price for the shares of Common Stock purchased pursuant to the exercise of an Option shall be made as follows:

                          (a) in cash or by certified check payable to the order of the Company;

                          (b) through the tender to the Company of shares of Common Stock, which must have been held by the individual exercising the option for at least six months at the time of surrender or must have been acquired under a grant not less than six months prior to the time of surrender and which shall be valued, for purposes of determining the extent to which the option price has been paid, at their fair market value on the date of exercise;

                          (c) to the extent permitted by applicable law, by causing the Company to withhold shares of Common Stock otherwise issuable pursuant to exercise of an Option equal in value to the option price or any portion thereof; or

                          (d) by a combination of the foregoing methods or any other method that the Committee may allow.

                  Notwithstanding the preceding, the Committee may, in its discretion, impose such limitations or prohibitions on the methods of exercise as the Committee deems appropriate. Promptly after the exercise of an Option and the payment in full of the option price of the shares of Common Stock covered thereby, the individual exercising the Option shall be entitled to the issuance of a stock certificate or certificates evidencing such individual's ownership of such shares. A separate stock certificate or certificates shall be issued for any shares purchased pursuant to the exercise of an Option which is an Incentive Stock Option, which certificate or certificates shall not include any shares which were purchased pursuant to the exercise of an Option which is not an Incentive Stock Option. An individual holding or exercising an Option shall have none of the rights of a stockholder until the shares of Common Stock covered thereby are fully paid and issued to such individual and no adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance.


  4. Notwithstanding any provision of the Plan to the contrary, effective March 25, 1996, the Committee may, in its discretion, expressly provide that an option, whether granted before or after March 26, 1996, may be transferred to (i) members of the immediate family of the optionee (children, grandchildren, or spouse); (ii) trusts for the benefit of such family members; or (iii) partnerships whose only partners are such family members. No consideration may be paid for any such transfer of options.

                                    PROXY
                               POLK AUDIO, INC.
                PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                     1996 ANNUAL MEETING OF STOCKHOLDERS
               THE OFFICES OF PIPER & MARBURY L.L.P., 2ND FLOOR
              36 SOUTH CHARLES STREET, BALTIMORE, MARYLAND 21201
                    MONDAY, AUGUST 5, 1996, 9:00 A.M. EDT


The undersigned hereby appoints MATTHEW S. POLK, JR. and GEORGE M. KLOPFER, jointly and severally, proxies, with full power of substitution, to represent and vote all shares of Common Stock which the undersigned would be entitled to vote at the 1996 Annual Meeting of Stockholders of Polk Audio, Inc., and any adjournments or postponements thereof, upon any matters which may properly be brought before such Meeting, provided that said shares shall be voted as specified on the matter referred to on the reverse side which is more fully set out in the Proxy Statement dated June 28, 1996.



                 (CONTINUED, AND TO BE SIGNED ON OTHER SIDE).





                           - FOLD AND DETACH HERE -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2:                                                  PLEASE MARK
                                                                                                             YOUR VOTE AS    X
                                                                                                             INDICATED IN
                                                                                                             THIS EXAMPLE

ITEM 1 - ELECTION OF DIRECTORS:                  Nominees:  Matthew S. Polk, Jr.; George M. Klopfer; Craig C. Georgi;
                                                 Wilbert H. Sirota; Robert B. Barnhill, Jr.

 FOR ALL NOMINEES          WITHHOLD
 LISTED TO THE RIGHT       AUTHORITY             (To withhold authority to vote for any individual nominee, write that nominee's
 (EXCEPT AS MARKED   TO VOTE FOR ALL NOMINEES     name below.)
  TO THE CONTRARY)     LISTED TO THE RIGHT
                                                  ------------------------------------------------------------------------------
      /  /                   /  /

ITEM 2 - RATIFICATION AND APPROVAL OF THE AMENDMENTS TO THE 1986 EQUITY PARTICIPATION PLAN          THE SHARES REPRESENTED BY THIS
                                                                                                    PROXY WILL BE VOTED AS DIRECTED
               FOR            AGAINST           ABSTAIN                                             BY THE UNDERSIGNED STOCKHOLDER.
               /  /            /  /               /  /                                              IF NO DIRECTION IS GIVEN, THIS
                                                                                                    PROXY WILL BE VOTED FOR ITEM 1
                                                                                                    AND FOR ITEM 2.  THE APPOINTED
                                                                                                    PROXIES MAY VOTE IN THEIR
                                                                                                    DISCRETION, UPON MATTERS WHICH
                                                                                                    MAY PROPERLY COME BEFORE THE
                                                                                                    MEETING AND ANY ADJOURNMENTS
                                                                                                    OR POSTPONEMENTS THEREOF.

                                                                                                    Dated:                   , 1996
                                                                                                          -------------------

                                                                                                    -------------------------------
                                                                                                                Signature

                                                                                                    -------------------------------
                                                                                                                Signature

                                                                                                    Please sign exactly as name
                                                                                                    appears hereon.  Executors,
                                                                                                    administrators, trustees etc.
                                                                                                    should so indicate when
                                                                                                    signing.  If shares are held
                                                                                                    jointly, each holder should
                                                                                                    sign.

                           - FOLD AND DETACH HERE -